Exhibit 99.1

Sono-Tek Announces Year End Results

(May 23, 2011 - Milton, NY) After the completion of our annual audit, Sono-Tek Corporation (OTCQB: SOTK) today announced record sales of $9,914,312 for the fiscal year ended February 28, 2011, compared to sales of $7,242,000 for the previous fiscal year, an increase of 37%. Sales increased versus last year due to growth in the advanced energy markets involving coating systems for fuel cells and solar energy devices, sales of coating systems for glass and non-woven fabric manufacturers, and the resurgence and increase of our spray fluxing business worldwide. The Company also announced net income of $593,945 or $.04/share for the year, versus $81,676 for the previous year, an increase of $512,269 or 627%.

According to Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, “Looking ahead, based on our existing backlog, we expect to see similar continued sales growth and profitability in the new fiscal year. We are quite pleased that most of the development initiatives we put in place during the recession have been showing such positive results, and we are looking forward to another year of strong growth in sales and net income. This growth resulted in a decision late last year to purchase the Industrial Park where we have leased for many years, in order to provide expansion space without the need for relocation. In addition, we are in the process of making a major purchase of a new CNC lathe machine to handle our greater production volume in house, rather than outsourcing it. We expect this purchase to lead to greater profitability, timeliness, and quality control in our manufacturing operation.”

The Company announced earlier that effective February 22, 2011, its common stock is being quoted on OTC Markets Group Inc’s (“OTCM”) OTCQB platform. The change in coverage to the OTCQB trading platform was caused by the migration of the Company’s market makers away from the OTCBB, and does not affect, nor is it a reflection upon, Sono-Tek’s business, operations or growth prospects. Sono-Tek is current in all of its reporting obligations to the SEC. Sono-Tek is not on the Pink Sheets, although some online sites show our results under SOTK.PK.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions; and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation
Selected Financial Data

	Fiscal Year Ended February 28,
	2011	2010

Net Sales	$9,914,312	$7,242,324

Net Income	$593,945	$81,676

Basic Earnings Per Share	$0.04	$0.01

Diluted Earnings Per Share	$0.04	$0.01

Weighted Average Shares - Basic	14,439,166	14,414,969

Weighted Average Shares - Diluted	15,028,047	14,524,417